STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 11:30 AM 08/30/1995
                                                           950197217 - 2460590





                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

         TRIAD INSTRUMENT CO., INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

         FIRST: That a meeting of the Board of Directors of TRIAD INSTRUMENT CO., INC., resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for a vote of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

         RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing it so that as amended said Certificate of Incorporation shall be and read as follows:

                                     AMENDED

                          CERTIFICATE OF INCORPORATION

                                       OF

                              ENVIROTECH MFg. CORP.

                      (Formerly TRIAD INSTRUMENT CO., INC.)

                           ARTICLE I - CORPORATE NAME

         The name of this Corporation is ENVIROTECH MFG. CORP.

                    ARTICLE II - REGISTERED AGENT AND OFFICE

         Its registered office in the State of Delaware is to be located at Three Christina Centre, 201 North Walnut Street, Wilmington, DE 19801, New Castle County. The registered agent in charge thereof is The Company Corporation, address same as above.

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                      ARTICLE III - PURPOSE OF CORPORATION

         The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on, are to do any or all of the things herein mentioned as fully and to the same extent as natural persons might or could do, and in any part of the world, namely: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                           ARTICLE IV - CAPITAL STOCK

         The authorized capital stock of this Corporation is divided into 20,000,000 shares of stock at $0.001 par value.

                            ARTICLE V - INCORPORATOR

         The name and mailing address of the incorporator is Vanessa Foster, Three Christina Centre, 201 N. Walnut Street, Wilmington, DE 19801.

                       ARTICLE VI - POWERS OF INCORPORATOR

         The powers of the incorporator terminated upon filing of the Certificate of Incorporation. The names(s) and address(es) of the person(s) who currently are to serve as officer(s) and director(s) until their successors are elected and qualify are as follows: EDWARD M. SLESSOR, President and Director, 81 Patterson Road, Barrie, Ontario, Canada L4N 3V9; and J. PAUL HINES, Secretary and Director, 81 Patterson Road, Barrie, Ontario, Canada L4N 3V9.

                ARTICLE VII - POWER OF DIRECTORS AND SHAREHOLDERS

         The Directors shall have power to make and to alter or amend the By-laws; to fix the amount to be reserved as working capital; and to authorize and cause to be executed mortgages and liens, without limit as to the amount, upon the property and franchise of the Corporation. With the consent in writing, and pursuant to a vote, of the holders of a majority of the capital stock issued and outstanding, the Directors shall have the authority to dispose in any manner, of the whole property of this Corporation.


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         The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them shall be open to the inspection of the stockholders; and no stockholder shall have any right of inspecting any account, or book or document of this Corporation, except as conferred by the law or the By-Laws, or by resolution of the stockholders.

         The stockholders and directors shall have power to hold their meetings and keep the books, documents, and papers of the Corporation outside of the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

         It is the intention of the Incorporator and Directors that the objects, purposes and powers specified in Article III above shall, except where otherwise specified in said paragraph, be no wise limited or restricted by reference to or inference from the terms of any other clause or paragraph in the Certificate of Incorporation, as amended from time to time, and that the objects, purposes and powers specified in Article III above and in each of the clauses, articles, or paragraphs of this charter shall be regarded as independent objects, purposes and powers.

               ARTICLE VIII - LIABILITY OF DIRECTORS AND OFFICERS

         To the fullest extent permitted by law, the Corporation may indemnify and/or insure its directors for liabilities for acts or omissions in such capacity, and directors officers of the Corporation shall not be liable to either the Corporation or its stockholders for monetary damages for a breach of fiduciary duties unless the breach involves: (1) a duty of loyalty to the corporation or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability of directors for unlawful payments of dividends or unlawful stock purchase or redemption by the Corporation; or (4) a transaction from which the person derived an improper personal benefit.

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, a written consent was executed by the holders of a majority of the voting power represented by the outstanding stock of the Corporation, in lieu of a special meeting of the stockholders of said corporation being duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.


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         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

         I, J. PAUL HINES, President of the Corporation, do make, file and record this Amended Certificate of Incorporation and do certify that the facts herein are true; and I have accordingly hereunto set my hand and the corporate seal.

         Dated this 29th day of August, 1995.


                                                        /s/ J. PAUL HINES
                                                        -----------------
                                                        J. Paul Hines, Secretary
                                                        Authorized Officer


                                                        (CORPORATE SEAL)



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